UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 21, 2024

COCA-COLA CONSOLIDATED, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-9286	56-0950585
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4100 Coca-Cola Plaza
Charlotte, NC	28211
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (980) 392-8298

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $1.00 per share	COKE	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Underwriting Agreement

On May 21, 2024, Coca-Cola Consolidated, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Wells Fargo Securities, LLC, BofA Securities, Inc., PNC Capital Markets LLC and Truist Securities, Inc., as representatives of the several underwriters named therein (collectively, the “Underwriters”), for the sale of $700,000,000 aggregate principal amount of the Company’s 5.250% Notes due 2029 (the “2029 Notes”) and $500,000,000 aggregate principal amount of the Company’s 5.450% Notes due 2034 (the “2034 Notes” and, together with the 2029 Notes, the “Notes”). The Notes have been registered under the Securities Act of 1933, as amended, pursuant to the Company’s registration statement on Form S-3 (Registration No. 333-276049) filed with the Securities and Exchange Commission (the “SEC”) on December 14, 2023. The Underwriting Agreement contains customary representations, warranties and covenants by the Company, indemnification and contribution obligations and other customary terms and conditions. On May 29, 2024, subject to the closing conditions set forth in the Underwriting Agreement, the Company will complete the issuance and sale of the Notes and receive net proceeds, after expenses and the underwriting discount, of approximately $1,188 million.

The Underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the Underwriters and their respective affiliates have engaged in, and may in the future engage in, commercial and investment banking and other commercial dealings in the ordinary course of business with the Company or its affiliates. In particular, the affiliates of some of the Underwriters are participants in the Company’s unsecured revolving credit facility described in the Company’s filings with the SEC. They have received, or may in the future receive, customary fees and commissions or other payments for these transactions. Further, Truist Securities, Inc., one of the Underwriters, is an affiliate of Truist Bank, the trustee under the Indenture (as defined below) that governs the Notes.

The foregoing summary of the Underwriting Agreement described above does not purport to be complete and is qualified in its entirety by reference to the full text of such document, a copy of which is filed as Exhibit 1.1 hereto and is incorporated by reference herein.

Supplemental Indenture

On May 21, 2024, the Company entered into a Supplemental Indenture (the “Supplemental Indenture”) with U.S. Bank Trust Company, National Association (the “Prior Trustee”) and Truist Bank (the “Successor Trustee”), which supplements the Indenture, dated December 15, 2020, between the Company and the Prior Trustee (the “Indenture”). The Supplemental Indenture appointed the Successor Trustee to succeed the Prior Trustee as trustee and paying agent with respect to the Company’s debt securities issued under the Indenture which will include, upon issuance, the Notes.

The foregoing description of the Supplemental Indenture does not purport to be complete and is qualified in its entirety by the contents of such agreement, a copy of which is filed as Exhibit 4.1 hereto and incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

1.1	Underwriting Agreement, dated May 21, 2024, among Coca-Cola Consolidated, Inc. and Wells Fargo Securities, LLC, BofA Securities, Inc., PNC Capital Markets LLC and Truist Securities, Inc., as representatives of the several underwriters named therein

4.1	Supplemental Indenture, dated May 21, 2024, between Coca-Cola Consolidated, Inc. and U.S. Bank Trust Company, National Association, as prior trustee, and Truist Bank, as successor trustee

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COCA-COLA CONSOLIDATED, INC.

Date: May 24, 2024	By:	/s/ E. Beauregarde Fisher III
E. Beauregarde Fisher III
Executive Vice President, General Counsel and Secretary